DALE MATHESON
CARR-HILTON LABONTE

CHARTERED ACCOUNTANTS

November 1, 2005

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

We have read the statements about our firm included under Item 4.01 in the current report on Form 8-K, dated October 17, 2005, as amended November 1, 2005, of Oxford Media, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Yours truly,

/s/ Dale Matheson Carr-Hilton LaBonte

DALE MATHESON CARR-HILTON LABONTE
Chartered Accountants

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